EX-28.p.19

MORLEY CAPITAL MANAGEMENT, INC.

CODE OF ETHICS

Morley Capital Management, Inc., (the “Adviser” or the “Firm”) has adopted this Code of Ethics (the “Code”), in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended, (the “Act”), and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 17j-1 and Rule 204A-1 are, collectively, referred to herein as the “Rules.”

The Rules makes it unlawful for certain employees, in connection with the purchase or sale by such persons of securities held or to be acquired by any Client (defined below):

1.	To employ any device, scheme or artifice to defraud such Client;

2.	To make to the Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such Client; or

4.	To engage in a manipulative practice with respect to such Client.

While affirming its confidence in the integrity and good faith of all of the employees, officers, and directors of the Adviser, the Firm recognizes that certain personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by Clients. Furthermore, if such individuals engage in personal Covered Securities transactions, these individuals could be in a position where their personal interests may conflict with the interests of Clients. Accordingly, this Code is designed to prevent conduct that could create an actual or potential conflict of interest with any Client.

In addition to this Code of Ethics, all employees of the Firm are also subject to the Principal Financial Group Corporate Code of Business Conduct and Ethics and other policies, which can be found on the Inside the Principal® intranet site.

A. DEFINITIONS

1)	“Access Person” means a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic, as well as any other person that the Chief Compliance Officer (“CCO”) determines to be an Access Person. An Access Person shall not include any person whom the CCO and President determine to be an Exempt-Access Person. All directors and officers are presumed to be access persons. Individuals who are presumed to be Access Persons solely based on their role as an officer or director, who do not have day to day operational or management responsibilities for the Firm, and are subject to the Code of Ethics of an affiliated investment adviser, which has been evaluated by the CCO, will have been deemed to satisfy the personal securities trading provisions of the Code by satisfying the personal securities trading provisions of the Code of Ethics for their primary investment adviser.

2)	“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is considered a “beneficial owner” as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, which generally encompasses those situations where the beneficial owner has or shares the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Covered Securities.

A person is normally regarded as the beneficial owner of Covered Securities with respect to:

(a)	Covered securities that are held by the individual or by members of the individual’s immediate family sharing the same household (including, but not limited to a husband, wife, domestic partner, minor child, or relative);

(b)	The person’s interest in Covered Securities held in a discretionary or trust account; or

(c)	The person’s right to acquire Covered Securities through the exercise or conversion of stock options, warrants or convertible debt, whether or not presently exercisable; or

(d)	All other Covered Securities held in any other account for which the person has investment discretion or authority.

3)	“Chief Compliance Officer” or “CCO” means the Chief Compliance Officer for the Adviser or the CCO’s designee, as applicable.

4)	“Client” means:

(a)	Any investment company registered under the Act or any series of a registered investment companies for whom the Adviser acts as investment adviser or sub-adviser; or

(b)	Any separately managed investment account, commingled/collective investment trust fund, hedge fund, or other similar investment arrangement, which is advised by the Adviser.

5)	“Control” shall have the same meaning as set forth in Section 2(a)(9) of the Act.

6)	“Covered Security” means a security as defined in Section 2(a)(36) of the Act. Under this definition, Covered Securities include, but are not limited to: common and preferred stocks, fixed income securities, open-end mutual funds, exchange-traded funds, closed-end funds and unit investment trusts. Also included are derivatives, options or futures to purchase or sell, and security convertible into or exchangeable for such securities. Certain Covered Securities are exempt from the provisions of this Code; these exemptions are detailed in Section D., below.

7)	“Exempt-Access Persons” are those officers, directors, employees, temporary employees or other related persons of the Firm who the CCO and President have determined do not have access to non- public information with respect to Client holdings, transactions or securities recommendations and are not involved in the process of recommending or executing securities transactions and therefore are exempted from the prohibitions in Section D.(4), pre-clearance requirement of Section D.(5), the restrictions of Sections D.(6) and (7), and the reporting requirements of Sections F.(1),(2), (3), and (5). The obligations of Exempt Access Persons are detailed in Section F.(10).

8)	“Market Timing” shall mean the purchasing and selling of Reportable Fund shares on a short-term basis and in a manner that is contrary to the policy of the Reportable Fund as disclosed in its current prospectus.

9)	“Reportable Fund” means:

(a)	Any registered investment company or separately managed portfolio for which the Firm serves as an investment adviser or sub-adviser.

B. STATEMENT OF GENERAL PRINCIPLES AND STANDARD OF CONDUCT

It is the duty of all Access Persons to place the interests of our Clients first at all times. Consistent with that duty, all Covered Persons must: (1) conduct all personal Covered Securities transactions in a manner that is consistent with this Code of Ethics; (2) avoid any actual or potential conflict of interest with Clients; (3) adhere to the fundamental standard to not take inappropriate advantage of positions of trust and responsibility; (4) safeguard material non-public information about Client transactions including the disclosure of portfolio holdings; and (5) comply with all federal securities laws.

This Code of Ethics applies to transactions in Covered Securities for the accounts of all Access Persons and any other accounts in which they have any beneficial ownership. It imposes certain investment restrictions and prohibitions and requires the reports set forth below. If Access Persons become aware of material non-public information, or if a Client is active in a given Covered Security, some personnel may find themselves “frozen” in a position. The Firm will not bear any losses in personal accounts resulting from the implementation of any portion of the Code of Ethics.

C. GENERAL PROHIBITIONS

1)	All Access Persons shall keep all information pertaining to Clients’ portfolio transactions and holdings confidential. No person with access to securities recommendations or pending securities transactions and Client portfolio holdings should disclose this information to any person, unless such disclosure is made in connection with his or her regular functions or duties. Special care should be taken to avoid discussing confidential information in circumstances, which would disclose this information to anyone who would not have access to such information in the normal course of events.

2)	No Access Person shall utilize information concerning prospective or actual portfolio transactions in any manner that might prove detrimental to the interests of a Client.

3)	No Access Person shall purchase, sell, or exchange shares of any series of a Reportable Fund while in possession of material non-public information concerning the portfolio holdings of any series of the Reportable Fund.

4)	No Access Person shall use his or her position for his or her personal benefit or attempt to cause a Client to purchase, sell, or hold a particular Covered Security when that action may reasonably be expected to create a personal benefit for the Access Person.

5)	No Access Person shall selectively disclose non-public information concerning the portfolio holdings of any Client to anyone who does not have a legitimate business need for such information that is consistent with the interests of the Fund and other Client accounts, and the Firm’s Portfolio Holding Disclosure Policy.

6)	No Access Person shall engage in any act, practice, or course of conduct which would violate applicable provisions of the Rules.

7)	No Access Person shall engage in, or help others engage in, Market Timing in any shares of Reportable Funds. This prohibition does not apply to short-term transactions in money market funds, unless these transactions are part of a Market Timing strategy of other Reportable Funds, nor does it apply to contributions to a 401(k) program or an automatic reinvestment program. However, this program does apply to internal transfers within a 401(k) program to the extent such transactions violate a Reportable Fund’s policy against market timing. Any profits derived by a Covered Person as a result of such impermissible Market Timing may be subject to disgorgement at the discretion of the CCO.

8)	No Access Person shall engage in, or help others engage in, late trading of Reportable Funds for any purpose. Late trading is defined as entering or canceling any buy, sell, transfer, or change order after the close of the regular trading on the New York Stock Exchange (generally, 4:00 p.m., Eastern Time) or such other time designated in a Reportable Fund’s prospectus as the timing of calculation of the Reportable Fund’s net asset value.

D. PERSONAL TRADING RESTRICTIONS

1)	Investment Clubs

Access Persons are not permitted to participate in investment clubs.

2)	Initial Public Offerings

Access Persons are prohibited from acquiring any Covered Security in an initial public offering.

3)	Private Placements

Access Persons investing in private placements of any kind must obtain prior written approval from the Adviser’s Chief Investment Officer (CIO) and the CCO. In determining whether to grant such approval, both the CIO and the CCO shall determine, among other factors, whether the investment opportunity should be reserved for Clients, and whether the opportunity is being offered to the individual by virtue of his or her position with an Adviser. Access Persons who have been authorized to acquire Covered Securities in a private placement must disclose such investment when they are involved in, or have knowledge of, any subsequent consideration of an investment by a Client in that issuer. In such circumstances, the CIO or a designee with no personal interest in the particular issuer shall independently review the Client’s decision to purchase that issuer’s Covered Securities.

All Access Persons requesting private placement approval must complete a Private Placement Approval Request Form and submit the form with supporting documentation to the CCO. Approval to invest in a private placement shall be valid for the period of time stated in the approval, but may be withdrawn at any time prior to the Access Person’s purchase in the private placement.

New Access Persons must disclose pre-existing private placement securities on their Initial Holdings Report, and must complete and return to the CCO, the Private Placement Approval Request Form for review by the CIO and CCO. Access Persons may be required to liquidate or terminate their investment in a private placement if deemed by the CIO and CCO to be a conflict of interest.

4)	Prohibited Securities

All Access Persons are prohibited from purchasing any Covered Security type that Morley purchases on behalf of its clients including but not limited to mortgage backed debt securities, commercial mortgage backed debt securities, corporate bonds, foreign bonds, and asset backed debt securities. All exempt securities, as described in Section D.(8) below are not subject to this restriction.

If such securities have been acquired prior to the effective date of this prohibition, Access Persons will be permitted to divest of such securities by adhering to the pre-clearance requirements as described in Section D.(5)

5)	Pre-clearance of Covered Securities Transactions

Although it is expected that the need for pre-clearance will be limited based upon the prohibitions described in Section D.(4) above, the following describes the process associated with pre-clearance requirements.

Access Persons are required to pre-clear all personal transactions in all Covered Securities with the exception of Reportable Funds and those securities and transactions described in Sections D.(8) and (9) below.

Requests for pre-clearance should be made in writing to the Compliance Department. Pre-clearance requests must include the type of transaction (e.g., buy or sell), the security name, security symbol or CUSIP, the number of shares (or investment amount), the broker name, and account number.

Transactions should not be placed for execution until a pre-clearance request has been submitted. Pre-clearance approval is good only for the day received; therefore, orders should be placed as market or day limit orders. If, for any reason, the trade is not executed on the day on which pre-clearance request is submitted, the Access Person must submit a new request and receive approval prior to placing any subsequent order.

When evaluating a personal trade request for pre-clearance, the following factors may be considered:

(i)	Whether the requested security: (i) is currently held in any Client account; (ii) has been purchased or sold on behalf of a Client account in the past seven days; or (iii) is being considered for purchase or sale on behalf of a Client account.

(ii)	Whether the Access Person will improperly benefit from the purchase or sale being considered by a Client account.

(iii)	Whether the proposed transaction will be conducted in a manner that is consistent with the requirements of the Code.

(iv)	Whether the proposed transaction would impact the price of the security.

In addition to the requirements set forth in the Code, the CCO may refuse to grant pre-clearance for a personal securities transaction if it is determined that the transaction may present a material conflict of interest.

6)	Thirty Day Holding Period

A Covered Security that requires pre-clearance or any Reportable Fund purchased may not be sold until at least thirty (30) calendar days after the purchase trade date. A Covered Security or Reportable Fund sold may not be repurchased until at least thirty (30) calendar days after the sale trade date. No opening transaction in options or futures may be executed if the expiration date is less than thirty (30) calendar days from the date the transaction is to be executed.

Trades made in violation of this policy should be unwound, if possible. Access Persons are responsible for monitoring their own trading activities to comply with the Thirty Day Holding Period requirement. Any violation of the foregoing restriction may result in disgorgement of all profits from the transactions, as well as other possible sanctions. For purposes of this section, calculation of profits will be based on a “last-in, first-out” (LIFO) basis. Exceptions to this policy will be considered in hardship situations, but must be approved in writing, in advance by the CCO.

7)	Blackout Period

The following restrictions are applicable to any Covered Security that requires pre-clearance.

(a)	Same Day

Access Persons are prohibited from purchasing or selling a Covered Security on a day when a Client has a pending buy or sell order in that same Covered Security. Furthermore, Access Persons are prohibited from purchasing or selling a Covered Security, which to their knowledge at the time of purchase or sale, is being considered for purchase or sale by a Client.

(b)	Seven Day

Access Persons are prohibited from purchasing or selling a Covered Security within seven (7) calendar days before or after the Firm trades in that Covered Security on behalf of a Client portfolio.

(c)	Trades made in violation of these blackout periods should be unwound, if possible. Any violation of the foregoing restrictions may result in disgorgement of all profits from the transactions, as well as other possible sanctions.

8)	Exempt Securities

The following securities are exempt from the pre-clearance requirement of Section D.(5), the restrictions of Sections D. (6) and (7), and the reporting requirements of Section F.:

(a)	Direct obligations of the United States government,

(b)	Bankers’ acceptances,

(c)	Bank certificates of deposit,

(d)	Commercial paper,

(e)	Shares held in money market funds,

(f)	Shares held in open-end mutual funds other than Reportable Funds,

(g)	Shares of unit investment trusts that are exclusively invested in one or more open-end Funds that are not Reportable Funds,

(h)	Municipal securities available for purchase only through 529 College Savings Plans, and

(i)	Any Covered Security type that Morley may not purchase on behalf of its clients including but not limited to equity securities, equity options, preferred securities, and high yield or junk bonds. (These securities are still subject to the reporting requirements of Section F.)

9)	Exempt Transactions

The following transactions are exempt from the pre-clearance requirement of Section D.(5), and the restrictions of Sections D.(6) and (7) but are subject to the reporting requirements of Section F.:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence, control or investment discretion or authority.

(b)	Purchases or sales which are non-volitional[1] on the part of the Access Person.

(c)	Subsequent purchases which are made through an automatic dividend reinvestment or an approved automatic direct purchase plan.

(d)	Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)	Purchases or sales of exchange traded funds (“ETFs”).

(f)	Maturity of a fixed income security.

10)	Reportable Funds

Reportable Funds are exempt from the pre-clearance requirement of Section D.(5) but are subject to the prohibitions of Section D.(6) and the reporting requirements of Section F.

[1]

Non-volitional purchases or sales include those transactions that do not involve a willing act or conscious decision on the part of the director, officer or employee. For example, shares received or disposed of by Access Persons in a merger, recapitalization or similar transaction are considered non-volitional.

11)	Principal Financial Group Securities

Securities issued by the Principal Financial Group® (“PFG”) and its subsidiaries, including PFG common stock, are exempt from the pre-clearance requirement of Section D.(5) and the restrictions set forth in Section D.(6), but are subject to the reporting requirements of Section F. Access Persons are responsible for understanding whether they are subject to the PFG corporate policy and rules on trading in PFG common stock. All Access Persons are prohibited from purchasing PFG stock on margin, trading in put or call options on PFG stock or entering into short sales of PFG stock.

E. MARKET TIMING

All Access Persons are expected to read and understand the definition of “Market Timing” (Section A.(8)) and adhere to the Code’s specific requirements in this regard. Market Timing is prohibited in any Reportable Fund. If it is determined that personal trading activities violate these restrictions, the Firm reserves the right to impose such sanctions as deemed appropriate.

To ensure that the Code’s requirements are met and to comply with the SEC’s objective for enhanced disclosure, all Access Persons must report on a quarterly basis to the CCO certain transactions in Reportable Funds (excluding money market funds) in all accounts for which an Access Person has Beneficial Ownership. All sales, exchanges, and new purchases in Reportable Funds must be disclosed on a quarterly basis by all Access Persons.

F. REPORTING, DISCLOSURE INFORMATION AND CERTIFICATION REQUIREMENTS

1)	Initial Holdings Reports

All Access Persons shall disclose all personal Covered Securities holdings to the CCO. The Initial Holdings Report shall contain the following information:

(a)	The name of the security, security symbol or CUSIP, type of security, number of shares and principal amount of each Covered Security and type of interest (direct or indirect) in which the Access Person had beneficial ownership when the person became an Access Person;

(b)	The name of any broker, dealer, bank, plan administrator or other institution with whom the Access Person maintained an account and the account number in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

(c)	The date that the report is submitted by the Access Person and the date as of which the information is current; and

New Access Persons are required to submit an Initial Holdings Reports no later than 10 calendar days after the person becomes an Access Person. All Initial Holdings Reports shall provide information that is current as of a date no more than forty-five (45) days before the Initial Holding Report is submitted.

2)	Quarterly Transactions Reports

(a)	All Access Persons shall report to the CCO, the information described in Sub-paragraph (2)(b) of this Section with respect to transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security.

(b)	Reports required to be made under this Paragraph (2) shall be made not later than thirty (30) calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected. All Access Persons shall be required to submit a report for all periods, including those periods in which no Covered Securities transactions were effected. Each report shall contain the following information:

(i)	The date of the transaction, the name of the Covered Security, security symbol or CUSIP, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker, dealer, bank, plan administrator or other institution with or through whom the transaction was effected, and the account number where security is held; and

(v)	The date the report is submitted.

(c)	All Access Persons shall direct their brokers to supply duplicate copies of all monthly brokerage statements for all Covered Securities held in any accounts in which the Access Person is a Beneficial Owner to the CCO on a timely basis.

(d)	With respect to any new account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person shall report the following information:

(i)	The name of the broker, dealer, bank, plan administrator or other institution with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date the report is submitted.

3)	Annual Holdings Reports

(a)	All Access Persons shall disclose all personal Covered Securities holdings on an annual basis within thirty (30) calendar days after the end of the calendar year. All Annual Holdings Reports shall provide information on personal Covered Securities holdings that is current as of a date no more than thirty (30) calendar days before the Annual Report is submitted. Such Annual Reports shall contain the following information:

(i)	The name of the security, security symbol or CUSIP, number of shares and principal amount of each Covered Security and type of interest (direct or indirect) in which the Access Person beneficial ownership;

(ii)	The name of any broker, dealer, bank, plan administrator or other institution with whom the Access Person maintains an account and the account number in which any Covered Securities are held for the direct or indirect benefit of the Access Person;

(iii)	The date that the report is submitted by the Access Person and the date as of which the information is current; and

4)	Annual Certification of Compliance

All Access Persons shall be provided with a copy of this Code of Ethics and any amendments, and all Access Persons shall certify annually that:

(a)	They have received, read and understand the Code of Ethics and recognize that they are subject to its provisions;

(b)	They have complied with the requirements of the Code of Ethics; and

(c)	They have reported all personal Covered Securities transactions required to be reported pursuant to the requirements of the Code of Ethics.

Additionally, Access Persons may make such acknowledgements on their Annual Holdings Reports.

5)	Personal Brokerage Accounts

All Access Persons shall provide the CCO with a listing of all brokerage accounts in which the Access Person has Beneficial Ownership of Covered Security and Reportable Funds upon commencing employment and on an annual basis thereafter.

All Access Persons must report to the CCO any new brokerage account, or any account opened for the purchase of Reportable Funds, within thirty (30) calendar days of the account being opened.

No Access Persons shall request or receive financial benefit or special dealing benefits for any personal brokerage account, which are not made available to the general public on the same terms and conditions.

6)	Non-Discretionary Accounts

An Access Person seeking to establish a non-discretionary/non-controlled account must submit a written request and receive pre-approval from the CCO prior to the establishment of the account. Each request will be evaluated on a individual basis and a written response will be provided by the CCO. Once the approved account is established, the securities transactions executed within the account will be exempt from the prohibitions in Section D.(4), pre-clearance requirements of Section D.(5) and the restrictions of Sections D. (6) and (7). As with all brokerage accounts, a non- discretionary account is subject to each of the reporting requirements of Section F.

7)	PFG Employee Benefit Plans

The following PFG employee benefit plans are considered Covered Accounts. Access Persons, however, are not required to report these accounts or transactions executed therein. The Compliance Department may obtain holdings and transaction information for these accounts directly from PFG Human Resources.

(i)	PFG Employee Stock Purchase Plan

(ii)	PFG Excess Savings Plan

(iii)	PFG 401(k) Plan

Please note that PFG stock, stock options, or performance share awards held within a personal brokerage account (and no longer a plan administrator) must be reported. Duplicate account statements for such accounts should be provided to Compliance.

8)	Review of Reports and Notification

The CCO will appoint appropriate personnel to review all brokerage account statements as well as Initial, Quarterly and Annual Reports to detect conflicts of interest and abusive practices. In addition, the CCO shall notify each Access Person as to the extent to which he or she is subject to the reporting requirements provided under this Code of Ethics and shall deliver a copy of this Code of Ethics to each Access Person upon request.

9)	Responsibility to Report

The responsibility for reporting is imposed on each Access Person required to make a report to ensure that Compliance is in receipt of timely and complete reports. Efforts on behalf of the Access Person by other services (e.g., brokerage firms) do not change or alter the Access Person’s responsibility. Late reporting is regarded as a direct violation of this Code and will be treated accordingly. Individuals who neglect their responsibility for appropriate reporting as defined in Sections F.(1), (2), (3), (4), (5), and (6) of this Code may be subject to sanctions including suspension of pre-clearance privileges, fines, and, in appropriate cases, termination, and will be given written notice of the violation, which will may also be reported to the Board of Morley Capital Management.

10)	Exempt-Access Persons

If an officer, director, employee, temporary employee or other related person of the Firm does not have access to non-public information with respect to Client portfolio holdings, transactions or securities recommendations and is not involved in the process of recommending or executing securities transactions, the President and CCO may deem such person to be an Exempt-Access Person. Exempt-Access Persons are relieved from the prohibitions in Section D.(4), pre-clearance requirement of Section D.(5), the restrictions of Sections D.(6) and (7) and the reporting requirements of Sections F.(1), (2), and (3), but are subject to all other provisions of the Code, unless specifically exempted by the President and CCO. The CCO must promptly notify an Exempt-Access Person of such designation in writing.

(a)	An Exempt-Access Person must, prior to being designated as such and not less frequently than once per calendar year thereafter, provide to the CCO a Certification of Rebuttal of Access Presumption.

(b)	Exempt Access Persons must submit an Annual Certification of Compliance, as required in Section F.(4).

(c)	Any Exempt-Access Person who obtains or seeks to obtain information which, under the relevant Rules would suggest that the individual should be treated as an Access Person, must promptly inform the CCO of the relevant circumstances and, unless notified to the contrary by the CCO, must comply with all relevant Code requirements applicable to Access Persons until such time as the CCO determines that reversion to Exempt-Access Person status is appropriate.

G. GIFTS, ENTERTAINMENT & MEALS

Access Persons are required to promptly report any gifts or entertainment given to or received from any Client, prospective client, service provider, vendor or third party that has a business relationship with the Advisor or its Clients (“External Associates”). Restrictions which apply to providing and giving gifts, entertainment and meals are detailed in the Adviser’s Gifts, Meals and Entertainment Policy. Access Persons are prohibited from accepting cash gifts or cash equivalents from any External Associate. Access Persons are prohibited from soliciting gifts from anyone in exchange for any business, services, or confidential information.

H. OUTSIDE BUSINESS ACTIVITIES

Access Persons may neither serve as a director or trustee for any corporation, non-profit agency or other organization, nor may they engage in any other outside business activity without prior approval of the CCO. An outside business activity is generally considered any activity, including, but not limited to: employment, consulting, contracting or otherwise providing services for direct or indirect compensation. An Access Person may obtain approval to engage in an outside business activity by submitting a completed Request for Approval of Outside Business Activity form to the Compliance Department. If such approval is granted, it may be subject to the implementation of information barriers or additional restrictions, and it will be the responsibility of the Access Person to promptly notify Compliance if any conflict or potential conflict of interest arises in the course of such activity. If the CCO determines that such activity would create a conflict of interest and the request is therefore denied, the determination will be evaluated by the President.

I. REPORTING OF VIOLATIONS

1)	Code of Ethics Violations

All Access Persons shall promptly report any possible violations of this Code to the CCO. The CCO shall timely report all material violations of this Code of Ethics and reporting requirements to Firm management and the Boards of investment company Clients, as appropriate.

2)	PFG Whistleblower Policy

All Access Persons are subject to the PFG Whistleblower policy, which requires employees to report suspected unethical or fraudulent activity. The following is a list of the types of allegations that should be reported under the policy:

•	Suspected theft, embezzlement, or criminal activity

•	Failure to comply with Company compliance policies and procedures

•	Administrative practices in conflict with our contractual obligations or ethical principles

•	Sharing confidential or proprietary Company or customer information with someone who doesn’t have a legitimate business need to know

•	Falsifying entries within the Company’s accounting records

•	Violations of the Code of Business Conduct and Ethics, including the following:

•	Gifts and entertainment

•	Conflicts of interest

•	Dishonesty

•	Accepting unauthorized payments

•	Insider trading

Access Persons can utilize the PFG “Whistle Blower” process located at: http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm. Any information provided through the Whistleblower process will remain confidential. Also, the PFG Ethics Hotline can be used at 1- 866-858-4433. The Ethics Hotline is staffed twenty-four hours a day, seven days a week.

J. BOARD APPROVAL

1)	The Chief Compliance Officer shall submit any material amendments to the Code of Ethics to the Board of Directors of Morley Capital Management no later than six (6) months after adoption of such amendments.

2)	The Adviser is further required to promptly seek approval from each investment company Client for any material changes to this Code of Ethics within six (6) months of any such change.

K. ANNUAL REPORTING TO INVESTMENT COMPANY CLIENTS

The Adviser shall, upon request, prepare a written annual report relating to its Code of Ethics to the Board of each investment company Client for which it acts as investment adviser or sub-adviser. Such annual report shall:

1)	Summarize existing procedures concerning personal investing and any material changes in the procedures made during the past year;

2)	Identify any material violations requiring significant remedial action during the past year;

3)	Identify any recommended changes in the existing restrictions or procedures based upon experience under its Code of Ethics, evolving industry practices, and developments in applicable laws or regulations; and

4)	Certify that the Adviser has adopted procedures reasonably designed to prevent Access Persons from violating its Code of Ethics.

L. SANCTIONS

Access Persons are expected to observe the highest standards of professional conduct when conducting their business and may be held personally liable for any improper or illegal acts committed during their employment. Upon discovering a violation of the Code, the CCO and senior management may impose sanctions as they deem appropriate, including, among other things, issuing a letter of censure, suspending or terminating the employment of the violator, or referring the matter to the appropriate regulatory or governmental authority.

The Firm in its sole and absolute discretion, reserves the right to direct you to cancel or unwind any trade at your expense. From time to time, you may also have your positions frozen due to potential conflicts of interest or the appearance of impropriety. The Firm may, in its sole and absolute discretion, suspend or revoke your trading privileges at any time.

The Firm’s commitment to integrity and ethical behavior remains constant. Every person, every day, must reflect the highest standards of professional conduct and personal integrity. Good judgment and the desire to do what is right are the foundation of our reputation.

Any situation that may create, or even appear to create, a conflict between personal interests and the interest of the Firm or our Clients must be avoided. It is essential to disclose any questionable situations to Compliance as soon as such situation arises.

M. GROUNDS FOR DISQUALIFICATION FROM EMPLOYMENT

In addition to actions that may result in termination of employment as described above in Section L pursuant to the terms of Section 9 of the 1940 Act, no person may become or continue to be an officer, director, or employee of the Firm without an exemptive order issued by the Securities and Exchange Commission (SEC), if such person:

1)	Within the past ten years has been convicted of any felony or misdemeanor involving the purchase or sale of any security; or arising out of his or her conduct as an affiliated person, salesperson or employee of any investment company, bank, insurance company or entity or person required to be registered under the Securities Exchange Act; or as an affiliated person, salesperson, or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodities Exchange Act.

2)	Is or becomes permanently or temporarily enjoined by any courts from: (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, bank, transfer agent, or entity or a person required to be registered under the Securities Exchange Act, or as an affiliated person, salesperson, or employee of any investment company, bank, insurance company or entity, or a person required to be registered under the Commodity Exchange Act; or (ii) engaging in or continuing any conduct or practice in connection with any such activity, or in connection with the purchase or sale of any security.

It is the obligation of each Access Person to immediately report any conviction or injunction falling within the foregoing provisions to the CCO.

N. RETENTION OF RECORDS

The Adviser must, at its principal place of business, maintain records in the manner and to the extent set out below and must make these records available to the SEC or any representative of the SEC, or other applicable regulatory agency at any time and from time to time for reasonable periodic, special or other examinations:

1)	A copy of this Code of Ethics, or any Code of Ethics which within the past five (5) years has been in effect;

2)	A record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

3)	A copy of each report, certification, or acknowledgement made by an Access Person pursuant to this Code of Ethics shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made;

4)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics;

5)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Covered Securities in a private placement, as described in Section D.(3) of this Code of Ethics, for at least five (5) years after the end of the fiscal year in which the approval is granted; and

6)	A copy of each annual report required under Section F. for at least five (5) years after the end of the fiscal year in which it is made.

All such records shall be maintained for at least the first two (2) years in an easily accessible place as deemed appropriate by the Adviser.

Initially Adopted August 8, 2000 and Amended Effective July 1, 2001; November 29, 2001; December 31, 2001; February 1, 2005; November 27, 2006, May 18, 2007, February 25, 2008, September 1, 2012.